EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Second Quarter Earnings With Net Income of $1.2 Million or $0.05 EPS, Reduction in Nonperforming Assets and Improvement in Net Interest Margin

HOUSTON, July 24, 2009 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the results for the second quarter of 2009.

 Second Quarter Highlights

 * Net income of $1.2 million for second quarter of 2009, compared with net income of $2.3 million for second quarter of 2008, and net loss of ($2.0 million) for the first quarter of 2009.
 * Diluted earnings per common share for second quarter of 2009 was
   $0.05 compared with $0.21 for second quarter of 2008, and diluted loss per common share of ($0.23) for the first quarter of 2009.
 * Net nonperforming assets to total assets at June 30, 2009 declined to 3.45% compared with 3.53% at December 31, 2008 and 3.67% at
   March 31, 2009.
 * Net interest margin improved to 3.58% at June 30, 2009 from 3.44%
   at March 31, 2009.
 * Provision for loan losses for the second quarter of 2009 was
   $1.8 million compared with $1.5 million in the second quarter of
   2008 and $7.3 million for the first quarter of 2009.
 * Allowance for loan losses was 1.84% of total loans at June 30, 2009 compared with 1.80% at December 31, 2008 and 1.81% at
   March 31, 2009.
 * Total risk-based capital ratio increased to 13.58% at June 30, 2009 compared with 10.17% at December 31, 2008 and 13.09% at
   March 31, 2009.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "Management's focus in identifying and remediating weak and problematic loans during the last 12 months has produced encouraging results as reflected in our second quarter performance. We have achieved improvements in earnings, asset quality and net interest margin, while maintaining stable loan and deposit levels with strong risk based capital, liquidity and allowance for loan losses.

"Net income of $1.2 million for the second quarter of 2009, as compared to a net loss of ($2.0) million during the first quarter of 2009, was achieved in spite of a $700,000 FDIC special assessment accrual.

"Our focus on reducing nonperforming assets has yielded a net decrease of $4.7 million from March 31, 2009 to $57.7 million at June 30, 2009. As a result, net nonperforming assets to total assets declined from 3.67% at March 31, 2009 to 3.45% at June 30, 2009. Net charge-offs for the three months ending June 30, 2009 were $1.7 million or 0.13% of total loans, which is in line with our expectation. Allowance for loan losses to total loans increased slightly from 1.81% at the end of March 31, 2009 to 1.84% at the end of June 30, 2009.

"Our deposit franchise continued to be one of our strengths, and average total deposits grew from $1.27 billion as of December 31, 2008 to $1.39 billion in second quarter. As a result, liquidity remained strong with other borrowings reduced significantly from $139 million as of December 31, 2008 to $28 million as of June 30, 2009.

"During second quarter, with our attention on liabilities and interest rate management, together with the improvements in our loan portfolio, our net interest margin expanded by 14 basis points from 3.44% for the three months ended March 31, 2009 to 3.58% for the three months ended June 30, 2009.

"Our capital remained healthy with total risk based capital ratio of 13.58% at June 30, 2009 as compared to 13.09% at March 31, 2009.

"Although we are encouraged by second quarter 2009 results, we remain extremely cautious as we continue to see weaknesses in both Texas and California markets. The management will remain focused and vigilant as we move forward."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended June 30, 2009 was $13.7 million, down $805,000 or 5.6% compared with $14.5 million for the same period in 2008. The decrease in net interest income was due primarily to lower loan yields as a result of interest rate cuts by the Federal Reserve, which caused the prime rate to decrease from 5% to 3.25% during the last 12 months, and an increase in nonperforming assets. On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended June 30, 2009 increased $866,000 or 6.8% compared with $12.8 million for the period ended March 31, 2009 as a result of increased loan yields and lower funding costs.

Net interest income before the provision for loan losses for the six months ended June 30, 2009 was $26.5 million, down $2.0 million or 7.0% compared with $28.5 million for the same period in 2008. The decrease in net interest income was due primarily to lower loan yields as a result of interest rate cuts and an increase in nonperforming assets.

The net interest margin for the three months ended June 30, 2009 was 3.58%, down 42 basis points compared with 4.00% for the same period in 2008. The yield on average earning assets decreased 102 basis points, and the cost of average earning assets decreased 60 basis points. On a linked-quarter basis, the net interest margin for the three months ended June 30, 2009 increased 14 basis points compared with 3.44% for the three months ended March 31, 2009. The yield on average earning assets decreased 5 basis points, and the cost of average earning assets decreased 19 basis points.

The net interest margin for the six months ended June 30, 2009 was 3.51%, down 53 basis points compared with 4.04% for the same period in 2008. The yield on average earning assets decreased 126 basis points, and the cost of average earning assets decreased 73 basis points.

Interest income for the three months ended June 30, 2009 was $22.1 million, down $2.5 million or 10.4% compared with $24.6 million for the same period in 2008, primarily due to lower loan yields and increased nonperforming assets. However, the effect of the decrease was partially offset by floor rates set on certain variable rate loans, almost all of which had reached the floor rate as of June 30, 2009. Average earning assets grew 5.2% for the second quarter of 2009 compared with the same period in 2008. Average total loans increased 2.1% to $1.32 billion in the second quarter of 2009 compared with $1.29 billion for the second quarter of 2008. The yield on average earning assets for the second quarter of 2009 was 5.78% compared with 6.80% for the second quarter of 2008.

Interest income for the six months ended June 30, 2009 was $43.8 million, down $5.9 million or 11.9% compared with $49.7 million for the same period in 2008, primarily due to lower loan yields and an increase in nonperforming assets, but partially offset by the effect of loan floor rates. Average earning assets grew 7.5% for the six months ended June 30, 2009 compared with the same period in 2008. Average total loans increased 6.1% to $1.33 billion for the six months ended June 30, 2009 compared with $1.25 billion for the same period of 2008. The yield on average earning assets for the six months ended June 30, 2009 was 5.80% compared with 7.06% for the same period in 2008.

Interest expense for the three months ended June 30, 2009 was $8.4 million, down $1.7 million or 17.2% compared with $10.1 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.18 billion for the second quarter of 2009 compared with $1.00 billion for the second quarter of 2008, an increase of $177.5 million or 17.7%. The cost of interest-bearing deposits for the second quarter of 2009 was 2.60% compared with 3.51% for the second quarter of 2008. Average other borrowings, consisting primarily of borrowings from the FHLB, but excluding junior subordinated debentures, were $28.3 million for the second quarter of 2009, a decrease of $121.8 million or 81.1% compared with $150.1 million for the second quarter of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and funds received from participation in the Capital Purchase Program ("CPP"). The cost of other borrowings for the second quarter of 2009 was 3.34% compared with 2.36% for the second quarter of 2008. The cost increased as lower cost short-term FHLB borrowings were repaid and higher cost long-term borrowings remained outstanding.

Interest expense for the six months ended June 30, 2009 was $17.3 million, down $3.9 million or 18.4% compared with $21.2 million for the same period in 2008, primarily due to lower cost of funds that was partially offset by the effect of an increase in interest-bearing deposits. Average interest-bearing deposits were $1.15 billion for the six months ended June 30, 2009 compared with $991.4 million for the same period of 2008, an increase of 16.1%. The cost of interest-bearing deposits for the six months ended June 30, 2009 was 2.76% compared with 3.73% for the same period of 2008. Average other borrowings, consisting primarily of borrowings from the FHLB but excluding junior subordinated debentures, were $46.0 million for the six months ended June 30, 2009, a decrease of $85.9 million or 65.1% compared with $131.9 million for the same period of 2008. Other borrowings decreased primarily due to liquidity provided by deposit growth and funds from the CPP. The cost of other borrowings for the six months ended June 30, 2009 was 2.32% compared with 2.70% for the same period of 2008.

Noninterest income and expense

Noninterest income for the three months ended June 30, 2009 was $1.9 million, down $440,000 or 18.5% compared with the same period in 2008. Noninterest income for the six months ended June 30, 2009 was $3.9 million, down $639,000 or 14.2% compared with the same period in 2008. The decrease for the three and six months ended June 30, 2009 was primarily due to declines in gain on sale of loans, gain on securities transactions and service fees, partially offset by an increase in other noninterest income that was the result of rental income received on other real estate property and an increase in the cash value of bank owned life insurance.

Noninterest expense for the three months ended June 30, 2009 was $12.1 million, an increase of $335,000 or 2.8% compared with the same period in 2008. Noninterest expense for the six months ended June 30, 2009 was $22.7 million, a decrease of $57,000 or 0.25% compared with the same period in 2008. For the three and six months ended June 30, 2009, decreases in salaries and employee benefit expenses (further described below) and other-than-temporary impairment ("OTTI") charges were partially offset by increases in expenses related to the FDIC assessment and foreclosed assets.

In the second quarter of 2009, a $59,000 write down of investment securities was recorded through earnings for OTTI, in accordance with the adoption of FSP FAS 115-2 and FAS 124-2 on April 1, 2009. This new guidance requires that credit-related OTTI on securities be recognized through earnings while noncredit-related OTTI be recognized through equity. Noncredit-related OTTI on securities of $881,000 pre-tax was recognized through equity.

The FDIC assessment was $1.4 million and $1.7 million for the three and six months ended June 30, 2009, an increase of $1.3 million and $1.5 million, respectively from the same periods in 2008, primarily due to the one-time special FDIC assessment and the higher assessment rate effective in 2009.

Salaries and employee benefits expense for the three months ended June 30, 2009 was $5.2 million, a decrease of $688,000 or 11.6% compared with $5.9 million for the same period in 2008. Salaries and employee benefits expense for the six months ended June 30, 2009 was $10.6 million, a decrease of $1.8 million or 14.4% compared with $12.4 million for the same period in 2008. Salaries and employee benefits expense for the three and six months ended June 30, 2009 declined primarily due to streamlined operations and decreases in bonus accrual, stock-based compensation expense, and employee health care benefit expenses. The number of full-time equivalent employees at June 30, 2009 was 297, a decrease of 9.2% compared with 327 at June 30, 2008.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

                         June 30,    March 31, December 31,  June 30,
                           2009        2009        2008        2008
                        ----------------------------------------------
                                    (dollars in thousands)
 Allowance for Loan Losses
 -------------------------
 Balance at beginning
  of quarter            $   24,158  $   24,235  $   15,723  $   14,588
 Provision for loan
  losses for quarter         1,827       7,287      11,846       1,465
 Net charge-offs
  for quarter               (1,719)     (7,364)     (3,334)       (533)
                        ----------  ----------  ----------  ----------
 Balance at end
  of quarter            $   24,266  $   24,158  $   24,235  $   15,520
                        ==========  ==========  ==========  ==========
 Total loans            $1,321,478  $1,335,856  $1,346,048  $1,311,565

 Allowance for loan
  losses to total loans      1.84%       1.81%       1.80%       1.18%
 Net charge-offs to
  total loans              (0.13)%     (0.55)%     (0.25)%     (0.04)%

The provision for loan losses for the three months ended June 30, 2009 was $1.8 million, an increase of $362,000 compared with $1.5 million for the same period in 2008. The increase was primarily due to an increase in nonperforming assets since June 30, 2008 and higher net charge-offs for the second quarter of 2009. On a linked-quarter basis, the provision for loan losses in the second quarter of 2009 decreased primarily as a result of lower charge-offs in the second quarter compared with higher than normal charge-offs during the first quarter of 2009. The allowance for loan losses as a percent of total loans was 1.84% at June 30, 2009 and 1.80% at December 31, 2008, and increased compared with 1.18% at June 30, 2008.

Net charge-offs for the three months ended June 30, 2009 were $1.7 million or 0.13% of total loans compared with net charge-offs of $533,000 or 0.04% of total loans for the three months ended June 30, 2008. The charge-offs primarily consisted of $1.8 million in loans from Texas and $347,000 in loans from California, partially offset by recoveries of $430,000 from both Texas and California.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

                                      June 30,   March 31, December 31,
                                       2009        2009        2008
                                    ----------  ----------  ----------
                                          (dollars in thousands)
 Nonperforming Assets
 --------------------
 Nonaccrual loans                   $   32,556  $   52,753  $   48,239
 Accruing loans 90 days or more
  past due                                 422           0         103
 Troubled debt restructurings            1,059       1,062       4,474
 Other real estate                      23,649       8,561       4,825
                                    ----------  ----------  ----------
  Total nonperforming assets            57,686      62,376      57,641
 Less nonperforming loans
  guaranteed by the SBA, Ex-Im Bank,
  or the OCCGF                         (2,120)     (2,883)     (1,843)
                                    ----------  ----------- ----------
  Net nonperforming assets          $   55,566  $   59,493  $   55,798
                                    ==========  ==========  ==========

 Net nonperforming assets to total
  assets                                 3.45%       3.67%       3.53%

Total nonperforming assets remained stable at $57.7 million at June 30, 2009 compared with $57.6 million at December 31, 2008. On a linked-quarter basis, total nonperforming assets decreased $4.7 million to $57.7 million at June 30, 2009 compared with $62.4 million at March 31, 2009. The ratio of net nonperforming assets to total assets decreased to 3.45% at June 30, 2009 from 3.53% at December 31, 2008, but increased from 0.54% at June 30, 2008.

On a linked-quarter basis, Texas total nonperforming assets decreased by $10.7 million, partially offset by a $6.0 million increase in California. The decline in nonperforming assets in Texas consists primarily of sales of other real estate ("ORE") assets, and $6.6 million in pay-offs and resolutions of nonperforming loans, which were partially offset by a $3.7 million increase in loans that moved to non-accrual status during the quarter. In California, $5.5 million in loans were moved to nonperforming status, which was partially offset by reductions of $790,000.

On a linked-quarter basis, ORE increased by approximately $15.1 million compared with March 31, 2009, which included $16.6 million of new foreclosed properties partially offset by $6.2 million of ORE sales in Texas, and a net increase of $4.6 million in California.

Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at June 30, 2009 were $55.6 million compared with $55.8 million at December 31, 2008. Approximately $29.9 million of the nonaccrual loans are collateralized by real estate, which represented 91.8% of total nonaccrual loans at June 30, 2009. Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on resolution programs.

Management conference call. On Monday, July 27, 2009, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the second quarter 2009 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.4019 (International callers may dial 1.201.689.8337) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of June 30, 2009, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) changes in the availability of funds which could increase costs or decrease liquidity; (6) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (7) changes in accounting principles, policies or guidelines; (8) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (9) the incurrence and possible impairment of goodwill associated with an acquisition; and (10) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2008 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

                       MetroCorp Bancshares, Inc.
                  (In thousands, except share amounts)
                               (Unaudited)

                                                 June 30,  December 31,
 Consolidated Balance Sheets                       2009        2008
 ---------------------------                    ----------  ----------
                    Assets

 Cash and due from banks                        $   24,111  $   26,383
 Federal funds sold and other short-term
  investments                                       43,185      11,718
                                                ----------  ----------
  Total cash and cash equivalents                   67,296      38,101
 Securities -available-for-sale, at fair value     121,855     102,104
 Securities -held to maturity, at cost (fair
  value is $3,132 at June 30, 2009)                  3,044          --
 Other investments                                  17,545      29,220
 Loans, net of allowance for loan losses of
  $24,266 and $24,235, respectively              1,297,212   1,321,813
 Accrued interest receivable                         5,770       5,946
 Premises and equipment, net                         6,596       7,368
 Goodwill                                           21,827      21,827
 Core deposit intangibles                              417         506
 Customers' liability on acceptances                 4,492       8,012
 Foreclosed assets, net                             23,649       4,825
 Cash value of bank owned life insurance            27,792      27,090
 Other assets                                       15,075      13,426
                                                ----------  ----------
  Total assets                                  $1,612,570  $1,580,238
                                                ==========  ==========

       Liabilities and Shareholders' Equity
 Deposits:
  Noninterest-bearing                           $  209,910  $  204,107
  Interest-bearing                               1,163,529   1,065,046
                                                ----------  ----------
    Total deposits                               1,373,439   1,269,153
 Junior subordinated debentures                     36,083      36,083
 Other borrowings                                   27,574     139,046
 Accrued interest payable                            1,589       1,279
 Acceptances outstanding                             4,492       8,012
 Other liabilities                                   6,633       7,506
                                                ----------  ----------
   Total liabilities                             1,449,810   1,461,079
 Commitments and contingencies                          --          --
 Shareholders' Equity:
  Preferred stock, $1.00 par value, 2,000,000
   shares are authorized; 45,000 shares issued
   and outstanding                                  44,647          --
  Common stock, $1.00 par value, 50,000,000
   shares are authorized; 10,994,965 shares
   issued; 10,926,315 shares and 10,885,081
   shares outstanding at June 30, 2009 and
   December 31, 2008 respectively                   10,995      10,995
  Additional paid-in-capital                        28,749      28,222
  Retained earnings                                 79,892      82,311
  Accumulated other comprehensive loss                (603)       (910)
  Treasury stock, at cost                             (920)     (1,459)
                                                ----------  ----------
   Total shareholders' equity                      162,760     119,159
                                                ----------  ----------
   Total liabilities and shareholders' equity   $1,612,570  $1,580,238
                                                ==========  ==========
 Nonperforming Assets and Asset Quality Ratios
 ---------------------------------------------
 Nonaccrual loans                               $   32,556  $   48,239
 Accruing loans 90 days or more past due               422         103
 Troubled debt restructurings                        1,059       4,474
 Other real estate ("ORE")                          23,649       4,825
                                                ----------  ----------
 Total nonperforming assets                         57,686      57,641
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                     (2,120)     (1,843)
                                                ----------  ----------
 Net nonperforming assets                       $   55,566  $   55,798
                                                ==========  ==========

 Net nonperforming assets to total assets             3.45%       3.53%
 Net nonperforming assets to total loans and ORE      4.13%       4.13%
 Allowance for loan losses to total loans             1.84%       1.80%
 Allowance for loan losses to net
  nonperforming loans                                76.03%      47.54%
 Net charge-offs to total loans                       0.69%       0.41%
 Net charge-offs                                $    9,083  $    5,539
 Total loans to total deposits                       96.22%     106.06%

                         MetroCorp Bancshares, Inc.
                  (In thousands, except per share amounts)
                                (Unaudited)

                         For the three months     For the six months
                             ended June 30           ended June 30
 Average Balance        ----------------------  ----------------------
  Sheet Data               2009        2008        2009        2008
 ---------------        ----------  ----------  ----------  ----------
 Total assets           $1,628,203  $1,549,537  $1,616,660  $1,510,000
 Securities                109,691     124,774     105,591     129,617
 Total loans             1,319,125   1,291,494   1,330,551   1,253,615
 Allowance for
  loan losses              (24,952)    (15,065)    (24,325)    (14,499)
 Net loans               1,294,173   1,276,429   1,306,226   1,239,116
 Total interest-earning
  assets                 1,531,352   1,455,224   1,521,152   1,415,503
 Total deposits          1,388,423   1,221,175   1,358,490   1,200,961
 Other borrowings and
  junior subordinated
  debt                      64,426     186,219      82,067     167,950
 Total shareholders'
  equity                   163,216     122,208     161,276     120,934

 Income Statement Data
 ---------------------
 Interest income:
  Loans                 $   20,747  $   23,020  $   41,137  $   46,420
  Securities:
   Taxable                     999       1,276       2,083       2,648
   Tax-exempt                   77          64         125         137
  Federal funds sold and
   other short-term
   investments                 231         241         418         465
                        ----------  ----------  ----------  ----------
    Total interest
     income                 22,054      24,601      43,763      49,670
 Interest expense:
  Time deposits              5,439       6,830      11,304      14,431
  Demand and savings
   deposits                  2,195       1,902       4,429       3,967
  Other borrowings             756       1,400       1,568       2,808
                        ----------  ----------  ----------  ----------
     Total interest
      expense                8,390      10,132      17,301      21,206
 Net interest income        13,664      14,469      26,462      28,464
 Provision for loan
  losses                     1,827       1,465       9,114       3,049
                        ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses               11,837      13,004      17,348      25,415
 Noninterest income:
  Service fees               1,086       1,206       2,175       2,449
  Other loan-related
   fees                        161         183         293         364
  Letters of credit
   commissions and fees        258         295         513         562
  Gain on sale of
   securities, net               9         124           9         148
  Gain on sale of loans         --         194          --         245
  Other noninterest
   income                      424         376         878         739
                        ----------  ----------  ----------  ----------
     Total noninterest
      income                 1,938       2,378       3,868       4,507
 Noninterest expense:
  Salaries and employee
   benefits                  5,243       5,931      10,631      12,417
  Occupancy and
   equipment                 2,000       1,982       3,992       3,941
  Foreclosed assets, net       997        (389)      1,420        (332)

   Impairment on
    securities                 940       1,540       1,180       1,540
    Less: Noncredit
     portion of
     other-than
     -temporary
     impairment               (881)         --        (881)         --
                        ----------  ----------  ----------  ----------
     Net impairment on
      securities                59       1,540         299       1,540
  FDIC assessment            1,413          98       1,685         183
  Other noninterest
   expense                   2,421       2,636       4,677       5,012
                        ----------  ----------  ----------  ----------
    Total noninterest
     expense                12,133      11,798      22,704      22,761
 Income (loss) before
  provision for
  income taxes               1,642       3,584      (1,488)      7,161
 Provision for income
  taxes                        490       1,316        (606)      2,658
                        ----------  ----------  ----------  ----------
 Net income (loss)      $    1,152  $    2,268  $     (882) $    4,503
                        ==========  ==========  ==========  ==========

 Dividends - preferred
  stock                 $     (562) $       --  $   (1,031) $       --
                        ----------  ----------  ----------  ----------
 Net income (loss)
  applicable to
  common stock          $      590  $    2,268  $   (1,913) $    4,503
                        ==========  ==========  ==========  ==========

 Per Share Data
 --------------
 Earnings (loss) per
  share - basic         $     0.05  $     0.21  $    (0.18) $     0.42
 Earnings (loss) per
  share - diluted             0.05        0.21       (0.18)       0.41
 Weighted average shares
  outstanding:
    Basic                   10,906      10,819      10,891      10,815
    Diluted                 10,912      10,899      10,894      10,900
  Dividends per
   common share         $       --  $     0.04  $     0.04  $     0.08

 Performance Ratio Data
 ----------------------
 Return on average
  assets                      0.28%       0.59%      (0.11)%      0.60%
 Return on average
  shareholders' equity        2.83%       7.46%      (1.10)%      7.49%
 Net interest margin          3.58%       4.00%       3.51%       4.04%
 Efficiency ratio (1)        77.39%      60.89%      73.87%      64.36%
 Equity to assets
  (Average)                  10.02%       7.89%       9.98%       8.01%

 (1) Calculated by dividing total noninterest expense, excluding loan loss provisions and impairment on securities, by net interest income plus noninterest income.

CONTACT: MetroCorp Bancshares, Inc., Houston
         George Lee, Executive Vice Chairman,
          President & CEO
           (713) 776-3876, or
         David Choi, EVP/Chief Financial Officer
           (713) 776-3876